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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               Commission File Number 0-20805

(Check one)

      [ X ]  Form 10-K and Form 10-KSB                         [ ]  Form 11-K

[ ]  Form 20-F             [ ]  Form 10-Q and Form 10-QSB            Form N-SAR



       For period ended:       December 31, 1997
                        -------------------------------------------------------


   [ ] Transition Report on Form 10-K and Form 10-KSB

   [ ] Transition Report on Form 20-F

   [ ] Transition Report on Form 11-K

   [ ] Transition Report on Form 10-Q and Form 10-QSB

   [ ] Transition Report on Form N-SAR

       For the transition period ended:
                                       ----------------------------------------

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ---------------------------------

================================================================================
                                     PART I
                             REGISTRANT INFORMATION
================================================================================
Full Name of Registrant:                         APACHE Medical
                                                 Systems, Inc.

Former Name if Applicable:                       N/A

Address of principal executive                   1650 Tysons Boulevard
office (Street and Number)                       McLean, VA 22102

City, State and Zip Code:


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================================================================================
                                     PART II
                             RULE 12B-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

[X]           (a) The reasons described in reasonable detail in
               Part III of this form could not be eliminated without unreasonable effort or expense;

[X]           (b) The subject annual report or semi-annual report,
               transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]           (c) the accountant's statement or other exhibit
               required by Rule 12b-25(c) has been attached if applicable. See Exhibit A attached hereto.

================================================================================
                                    PART III
                                   NARRATIVE
================================================================================


State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).


               The Company currently is unable to file its Form 10-K for the year ended 1997. The Company has not yet obtained a report of independent public accountants for the restatement of the Company's 1995 and 1996 financial statements for the Company's acquisition of National Health Advisors which was accounted for as a pooling of interests.



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================================================================================
                                     PART IV
                               OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification.

                                   Name:  Cheryl Aratoon

                                   Area code and telephone number:(703) 847-1400

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrants were required to file such report(s)) been filed? If the answer is no, identify report(s).

                                    [ X ] Yes             [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                     [ ] Yes              [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                         APACHE Medical Systems, Inc.
                  (Name Of Registrant As Specified In Charter)

have caused this notification to be signed on their behalf by the undersigned thereunto duly authorized.

                                             Date   April 1, 1998

                                             By   /s/ Thomas W. Hodson
                                                      ----------------
                                                      Thomas W. Hodson

                                                      Acting Chief Executive
                                                      Officer and Chairman of
                                                      the Board of Directors

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                                                        EXHIBIT A
                                                        Accountant's Statement
March 31, 1998

Securities and Exchange Commission
Washington, D.C. 20549



Dear Sirs:

     We have read the attached Form 12b-25 of Apache Medical Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.




                                                       Very truly yours,

                                                       ARTHUR ANDERSEN LLP